Exhibit 10.7

Joe Flanagan

December 6, 2021

Dear Joe,

Proposed appointment to Chief Business Officer of Accustem Sciences, Inc.

It gives me great pleasure to offer you the position as Chief Business Officer of Accustem Sciences, Inc. (the “Company”) with your employment scheduled to begin on January 17, 2022 (the “Effective Date”).

As Chief Business Officer, your duties will be ones normally associated with this position and such duties as are assigned to you from time to time. This is a full-time position and you will be reporting directly to the Chief Executive Officer. Your salary will be $300,000 per annum, payable in accordance with the Company’s standard payroll practices, which is to pay in equal semi-monthly instalments.

You will be eligible to earn an annual cash bonus in the target sum equivalent to 40% of your base compensation, of which $30,000 shall be guaranteed and paid in the first quarter of 2022. The remaining bonus will be subject to such conditions (including, but not limited to, conditions based on your performance and that of the Company and conditions relating to the timing of payment) as we agree in the annual review process, as part of which we will agree with you the precise criteria of the bonus conditions. The Company reserves the right to not award a payment and the making of an award shall not oblige the Company to make any subsequent awards. You shall have no right to be awarded, or where an award has been made, paid any bonus (pro rata or otherwise) if your employment has terminated. The precise performance conditions for the bonus for the 2022 calendar year will be agreed between us as soon as is practicable and will based upon progress achieved in accelerating and expediting the Company’s goals and commercialization programs.

The Company will then, in the subsequent calendar year review process, review with you the progress towards your individual goals and the quantum of the bonus to which you are eligible based on those goals.

Subject to formal approval and issue we would expect you to receive on the Effective Date, an initial stock option award equal to 99,000 shares of common stock of the Company with an exercise price equal to $2.66 per share.

Vesting of 50% in aggregate of the options will be over four (4) years in tranches as follows, at the end of each year of completed service:

Year 1 – 10%

Year 2 – 10%

Year 3 – 10%

Year 4 – 20%

Vesting of 25% of the options will be conditional on the Company completing a single equity fundraise which results in net proceeds to the Company of not less than $30m.

Vesting of the remaining 25% will be conditional on the Company launching a certified CLIA Lab in the US by the end of Q4 2023.

The 99,000 options are exactly equal (in value and percentage terms) to the 1,980,000 options that we had discussed in the context of the former UK entity – on the corporate reorganisation we consolidated the old shares on a 20 into 1 basis and according the 99,000 reflects the identical percentage of the share capital of the new US entity as it did of the UK entity.

All share option awards are subject to the general rules of the Company’s share option plan.

Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans (if any) in effect from time to time during your employment, including a 401(k) plan. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

You will be expected to work an average of at least 40 hours per week during the Company’s normal business hours. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

In addition, the Company will offer participation in its medical, dental and vison benefit plans. Until the Company establishes a health benefit plan, the Company will reimburse you for your monthly COBRA payment.

You will be entitled to be reimbursed for your electronics such as cell phone or internet up to $200 per month.

The Company shall reimburse you for use of your car on official Company business. The reimbursement shall be paid monthly on the filing of a claim therefor by you. You shall be reimbursed for any mileage traveled at a rate based upon the Internal Revenue Service business mileage deduction rate.

Your employment with the Company will be “at will” which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

This offer is contingent on your executing the Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement which we will provide.

This offer is also subject to the results of references and a background check.

By signing this letter, you are representing that you had and have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.

By signing this letter, you acknowledge that the terms described in this letter, together with the Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement attached hereto, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Please indicate your acceptance of this offer by signing below and returning to me along with the executed Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement.

It is likely that as a result of your position you may, from time to time, come into possession of material non-public information. You will accordingly be required to adhere to the Company’s insider trading policy, a copy of which will be supplied to you.

You will agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.

You agree that you will not disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of your duties as a consultant and solely for the benefit of Company) without written approval by an officer of the Company, either during or after you serve as an employee, unless and until such Proprietary Information has become public knowledge without your fault.

You also agree that any materials containing Proprietary Information which shall come into your custody or possession shall be and are the exclusive property of the Company to be used only in the performance of your duties for the Company. All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company upon the earlier of (i) our request or (ii) termination of your participation as an employee. After such delivery, you shall not retain any such materials or copies thereof or any such tangible property.

You agree that your obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extend to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to you or the Company.

All inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by you, solely or jointly with others, (i) in connection with any meeting, discussions or negotiations with representatives of the Company if related to the business of the Company, or (ii) if resulting or derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. You hereby assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere. You agree to promptly notify the Company upon your first becoming aware of any of the following: (i) your invention or first reduction to practice of any Invention; or (ii) the disclosure or misuse of any Proprietary Information.

The validity, interpretation, construction and performance of this offer letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. This offer letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. This offer letter may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

If the terms of your participation as set forth herein are acceptable, please sign where indicated below. Please return to me a signed copy of this letter.

On behalf of our board, I very much look forward to working together with you.

Yours sincerely

/s/ Gabriele Cerrone
Gabriele Cerrone
for and on behalf of
Accustem Sciences, Inc.

ACCEPTED AND AGREED

Dated:	12/26/2021

/s/ Joe Flanagan
Joe Flanagan
(Signature)

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